UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

April 2, 2014
Date of Report (Date of earliest event reported)

QUADRANT 4 SYSTEM CORPORATION
(Exact name of registrant as specified in its charter)

Illinois
(State or Other Jurisdiction of Incorporation)

033-42498	65-0254624
(Commission File Number)	(IRS Employer Identification Number)

2850 Golf Road, Suite 405, Rolling Meadows, Illinois, 60008
(Address of principal executive offices)

(847) 871-9450
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4:	MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

ITEM 4.01:	Changes in Registrant’s Certifying Accountant.

(a) On April 2, 2015, Quadrant 4 System Corporation (the “Company”) received notice from Sassetti, LLC, (“Sassetti”), the Company’s independent certifying accountants, that, effective April 2, 2015, Sassetti had resigned as independent accountant.  Effective with this notice, Sassetti is being replaced as the Company’s independent accountant for the fiscal year that commenced on January 1, 2014. The report of Sassetti on the Company’s consolidated financial statements for the year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company notes that Sassetti did not complete its audit for the year ended December 31, 2014 but did determine, in the scope of its performing such audit for the year ended December 31, 2014, that there were certain irregularities with regard to up to 20 sales invoices which were erroneously invoiced with inconsistent or improper supporting expense invoices from employees or subcontractors for the Company.  Sassetti attempted to verify the information in these invoices but, contrary to the proper procedure, it appears that as many as 8 to 10 verifications were signed by employees or subcontractors for the Company instead of a responsible officer for the specific clients of the Company to whom the verification requests were addressed.  This inappropriate verification procedure prevents the independent auditor from being able to confirm that the information in the invoice was reliable and Sassetti has brought this issue to the attention of and discussed these matters with Management and the Audit Committee.  Sassetti has advised the Company that its controls do not prevent the improper execution of a verification.  The Company agrees that while approximately 7,000 invoices are sent on an annual basis, this incidence of error indicates that its controls are inadequate in this regard and represent a material weakness.  Given the nature of such actions and the possibility of irregularity, the Company responded to Sassetti after being made aware of this and gave notice, pursuant to Rule 10A, to the Securities and Exchange Commission (the “SEC”) and started an internal investigation.

The scope of the items identified is believed to be less than 5% of the Company’s projected revenue in 2014 and does not appear to affect prior periods.  The Company continues its internal investigation as of the date of filing this Current Report and has taken several corrective actions in the interim that includes staffing changes, transfers away from access and responsibility of parties believed to be responsible and tighter controls and procedures as well as increased management oversight on all future transactions in excess of a certain value.  The Company has authorized Sassetti to respond fully to inquiries of a successor accountant concerning this subject matter.

From the date of its appointment as the Company’s independent registered public accounting firm on June 15, 2012 through April 2, 2015, the date of Sassettis’ resignation, there have been no disagreements with Sassetti on any other matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to Sassetti’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports, other than the procedural issue noted above.

For the years ended December 31, 2012 and 2013 and through the date of this Form 8-K, Sassetti has not advised the Company of any “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K

The Company provided Sassetti with a copy of the disclosure it is making in this Current Report under Form 8-K prior to filing this Current Report, and requested that Sassetti furnish the Company with a copy of its letter addressed to the SEC, stating whether or not Sassetti agrees with the statements related to them made by the Company in this Current Report, a copy of  Sassetti’s letter to the SEC dated April 13, 2015 is attached as Exhibit 16.1 to this Current Report.

(b) Effective April 6, 2015, the Company engaged Schulman Lobel Zand Katzen Williams & Blackman LLP, Certified Public Accountants (“Schulman Lobel” ) as our independent accountants for the year ended December 31, 2014.

The Company has not consulted with Schulman Lobel during our two most recent fiscal years or during any subsequent interim period prior to its appointment as the new independent accountant for the Company regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Schulman Lobel concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

ITEM 9.01:	FINANCIAL STATEMENTS AND EXHIBITS

Financial statements of business acquired – Not required;

Pro forma financial information – Not required;

Shell Company Transactions – Not required;

Exhibits – 16.1 Letter from Sassetti to Securities and Exchange Commission dated April 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUADRANT 4 SYSTEM CORPORATION

April 14, 2015	By:	/s/ Dhru Desai
Dhru Desai
Chief Financial Officer